Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of our reports dated March 26, 2007, except as to Note 24, for which the date is May 11, 2007, and March 31, 2006, except as to Note 24, for which the date is May 11, 2007, relating to the financial statements of PQ Corporation and its Subsidiaries, which appears in PQ Corporation's Current Report on Form 8-K filed with the SEC on May 14, 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 6, 2007